Press Release

Wag! Group Co. Announces Recapitalization Transaction with Retriever LLC

Initiates Chapter 11 Proceeding via Pre-Packaged Plan of Reorganization

Operations Across Business Segments to Continue Without Interruption During Chapter 11 Process and Beyond

SAN FRANCISCO, July 21, 2025 (GLOBE NEWSWIRE) -- Wag! Group Co. (the “Company” or “Wag!”; Nasdaq: PET), which strives to be the number one platform to solve the service, product, and wellness needs of the modern U.S. pet household, today announced that it is pursuing a comprehensive balance sheet restructuring through a voluntary, pre-packaged Chapter 11 process in the U.S. Bankruptcy Court for the District of Delaware. The Company’s primary secured lender, Retriever LLC (the "lender” or “Retriever”), which constitutes the only voting class under the plan, has already voted to accept the pre-packaged plan of reorganization. The plan provides a clear and expeditious path to reduce debt, transition ownership of the Company to Retriever, and position the business for long-term success under private ownership.

Under the terms of the plan, Retriever – currently the Company’s primary secured lender – will assume ownership of the reorganized Company following court approval of the plan. As structured, the pre-packaged plan is designed to be implemented on an accelerated basis, with Wag! expecting to emerge from Chapter 11 within approximately 40 days.

“This process enables us to move forward with a clear plan and a strong partner who shares our vision for the future,” said Garrett Smallwood, CEO and Chairman of Wag!. “Retriever’s ongoing support—along with their long-term investment in our business—will provide the financial and operational flexibility we need to continue serving our customers while positioning our business for sustainable growth and long-term success. With a well-capitalized balance sheet post-emergence and additional capital to support future growth, we believe the Company will be well-positioned to thrive over the long-term.”

To support operations during the process, the Company has secured a commitment for debtor-in-possession (“DIP”) financing from its existing secured lender, Retriever LLC. This financing, combined with cash generated from ongoing operations, is expected to provide liquidity to meet business obligations throughout the court-supervised process. In addition, as part of the Company’s reorganization plan, Retriever LLC has also committed to provide exit financing, further reinforcing the Company’s path to a stable and well-capitalized emergence. The Company believes it will emerge with a strengthened financial foundation and the resources needed to execute on its long-term strategic priorities.

The plan of reorganization is subject to approval by the U.S. Bankruptcy Court for the District of Delaware. Wag! believes it has a clear and executable path toward confirmation and emergence.

Additional information regarding the Chapter 11 process, including court filings and related materials, will be made available at https://dm.epiq11.com/WagGroupCo.

Advisors
Wag! is represented by Young Conaway Stargatt & Taylor, LLP as restructuring counsel, Latham & Watkins LLP as corporate counsel and Portage Point Partners as restructuring advisor. Retriever is represented by The Tuhey Law Firm LLC and Honigman LLP as its legal counsel.

About Wag! Group Co.
Wag! Group Co. strives to be the number one platform to solve the service, product, and wellness needs of the modern U.S. pet household. Wag! pioneered on-demand dog walking in 2015 with the Wag! app, which offers access to 5-star dog walking, sitting, and one-on-one training from a community of over 500,000 Pet Caregivers nationwide. In addition, Wag! Group Co. operates Petted, one of the nation’s largest pet insurance comparison marketplaces; Dog Food Advisor, one of the most visited and trusted pet food review platforms; WoofWoofTV, a multi-media company bringing delightful pet content to over 18 million followers across social media; and maxbone, a digital platform for modern pet essentials. For more information, visit Wag.co.
About Retriever LLC
Retriever is a privately held company that provides lending and institutional support to pet related businesses.
Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions are intended to identify forward-looking statements. These statements include those related to the pre-packaged plan of reorganization, continued operations across business segments without interruption during the Chapter 11 process and beyond, the path to reduce debt and position the business for long-term success, the assumption of ownership by Retriever, implementation of the pre-packaged plan of reorganization on an accelerated basis and the expected timing of emergence from Chapter 11, Retriever’s ongoing support and investment, the Company’s well-capitalized balance sheet and additional capital to support future growth, the Company’s position over the long-term, DIP financing, expectations regarding liquidity to meet business obligations, exit financing, the path to emergence from

Chapter 11, the Company’s financial foundation and resources to execute on long-term strategic priorities. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: our expectation that our operations will continue following the commencement of the Chapter 11 proceedings; our ability to obtain approval from the bankruptcy court with respect to motions or other requests made to the court throughout the course of the Chapter 11 cases, including with respect to DIP and exit financing; potential risks associated with Chapter 11 proceedings; risks related to our indebtedness may restrict our current and future operations, and we may not be able to comply with the covenants in the DIP or exit loan facilities; employee attrition and our ability to retain senior management and other key personnel due to distractions and uncertainties related to the bankruptcy process; and substantial doubt regarding our ability to continue as a going concern. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.
Contact Us
Media: Media@wagwalking.com
Investor Relations
Wag!: IR@wagwalking.com
Gateway for Wag!: PET@gateway-grp.com